Exhibit 99.01

OG&E issues RFP for 300 megawatts of wind power

Company seeks proposals from developers to build new wind farm

OKLAHOMA CITY -- OGE Energy Corp. (NYSE: OGE) announced today that its electric utility subsidiary, OG&E, is requesting proposals from wind power developers for construction of up to 300 megawatts of new capability. OG&E intends to add the new capacity to its power-generation portfolio by late 2010.

“We previously announced and have been working on plans to significantly increase OG&E’s wind power production,” said Pete Delaney, OGE Energy chairman, president and CEO. “We believe wind generation benefits our customers and the state as we position ourselves for a secure energy future.”

OG&E already has 170 megawatts of wind energy; 50 megawatts from a power-purchase agreement with FPL Energy that began in 2003, and 120 megawatts from the Centennial wind farm, owned and operated by OG&E since 2007. All 114 of the wind turbines currently dedicated to serve OG&E’s customers are located in Woodward and Harper counties in northwestern Oklahoma.

Anyone interested in the request for proposals can find more information at OG&E’s Wind Power RFP website, http://www.oge.com/es/rfp/wind2008-rfp.asp.

Adding up to 300 megawatts of wind generation would be a major step for OG&E toward its goal to add up to 600 megawatts of wind power over the next four to six years.

As previously announced, OG&E is building a high-voltage transmission line from Woodward to Oklahoma City, in order to bring future supplies of wind power to the population centers of Oklahoma and across the region. The Oklahoma Corporation Commission earlier this year approved OG&E’s renewable energy proposal, including a recovery mechanism for the cost of the transmission line from Woodward to Oklahoma City. Construction of the new transmission line is expected to begin in 2009.

Separately, OG&E also recently announced an agreement with the University of Oklahoma that will add 100 megawatts of wind energy to the OG&E system.

OG&E serves more than 765,000 customers in a service area spanning 30,000 square miles in Oklahoma and western Arkansas. OGE Energy also is the parent company of Enogex LLC, a natural gas pipeline business with principal operations in Oklahoma.